Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of The Immune Response Corporation on Form S-1 of our report dated March 15, 2005 appearing in the Registration Statement on Form S-1 (File No.333-126833) declared effective on August 3, 2005 (the Prior Registration Statement). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the heading “Experts” in such Prior Registration Statement.
/s/ Levitz, Zacks & Ciceric
Levitz, Zacks & Ciceric
San Diego, California
December 13, 2005